Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 31, 2008 relating to our audit of the consolidated and combined financial statements of Rex Energy Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 in the Registration Statement on Form S-1 of Rex Energy Corporation, and the related prospectus filed with the Securities and Exchange Commission on or about April 7, 2008.

We further consent to the reference to this firm under the heading “Experts” in such prospectus.

/s/ Malin, Bergquist & Company, LLP
Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

April 7, 2008